Exhibit 10.2
EMPLOYMENT TRANSITION AND RELEASE AGREEMENT
THIS EMPLOYMENT TRANSITION AND RELEASE AGREEMENT (this “Agreement”), dated as of August 4, 2025 is made by and between Shift4 Payments, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Nancy Disman (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”).
WHEREAS, the Parties have entered into an Employment Agreement, dated as of August 2, 2022 and effective as of August 5, 2022 (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company will terminate effective as of (a) January 2, 2026, or (b) such earlier date on which Executive or the Company terminate Executive’s employment for any reason (as applicable, the “Separation Date”);
WHEREAS, it is the desire of the Company to continue to employ Executive, and it is the desire of Executive to continue employment with the Company, during the Transition Period (as defined below), on the terms and conditions set forth herein; and
WHEREAS, upon the occurrence of the Separation Date, it is the desire of the Company to offer Executive certain separation benefits, subject to Executive’s execution and non-revocation of the Second Release (as defined below).
NOW, THEREFORE, in consideration of, and subject to, the payments and benefits set forth in Section 2 below, and for other good and valuable consideration, of the adequacy of which is hereby acknowledged by Executive, the Parties hereto agree as follows:
1.Effective Date; Transition.
    (a)    Effective Date. This Agreement shall become effective upon Executive’s execution of the Agreement and the expiration of the revocation period applicable under Section 3(c) without Executive having given notice of revocation. The “Effective Date” shall be the eighth (8th) day following Executive’s execution of this Agreement without revocation. Executive understands that Executive will not be given any of the payments or benefits under Section 2(c) of this Agreement unless Executive signs this Agreement prior to the expiration of the Review Period (as defined below) and allows the revocation period under Section 3(c) to expire without Executive having given notice of revocation.
    (b)    Current Position. During the period beginning on the Effective Date and ending on August 31, 2025 (the “Transition Date”), Executive shall continue to serve as Chief Financial Officer of the Company pursuant to the terms of the Employment Agreement. If Executive ceases to be an employee or director of, or consultant to, the Company for any reason other than those set forth in Section 3(a)(iv) and (v) of the Employment Agreement prior to the Transition Date, this Agreement shall be void ab initio, and the continuing obligations of the Parties shall be governed by the Employment Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Award Agreement, or any other agreement between the Company and Executive, irrespective of the reason for or timing of

Executive’s termination of employment with the Company, the Equity Awards (as defined below) shall be subject to the treatment described in Section 4(e) of the Employment Agreement.
(c)    Transition Period. During the period beginning on September 1, 2025 and ending on the Separation Date (the “Transition Period”), Executive shall continue to serve as a Senior Advisor to the Company, with such responsibilities, duties and authority consistent with such position as may be reasonably determined by the Board (as defined below) or the Chief Executive Officer of the Company.
(d)    Termination of Employment. Executive’s employment by the Company will terminate effective as of Separation Date. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Separation Date.
(e)    Board Service.     During the Transition Period, the Company and Executive shall discuss in good faith the appointment of Executive to the Company’s board of directors (the “Board”). It is expected that the Board will appoint Executive to serve as a member of the Board on or following the Effective Date. If Executive is willing and able to serve on the Board and is for any reason not appointed to the Board, then for purposes of the remaining provisions of this Agreement, she shall be treated as if she was appointed to the Board and remained in service on the Board through the last date relevant for purposes of Sections 2(a)(iii), 2(a)(iv), and 2(c)(ii).
(f)    Independent Advisory Period.    During the period beginning on the later of (i) Separation Date and (ii) the date Executive ceases to serve as a member of the Board and ending on the earlier of (x) April 1, 2027 or (y) the six month anniversary of the date Executive ceases to serve on the Board of the Company (the “Advisory End Date”), Executive shall serve as an independent advisor consultant to the Company; for the avoidance of doubt, Executive’s compensation for this period shall be the continuing entitlements described in Section 2(c)(ii).
2.Compensation.
(a)    Compensation During Transition Period. During the Transition Period, Executive shall be entitled to the following compensation and benefits:
(i)    The Company shall continue to pay to Executive her annual base salary of $350,000, which shall be paid in accordance with the customary payroll practices of the Company.
(ii)    Executive shall receive a one-time transition bonus payable in the amount of $200,000, which shall be paid on the first payroll period after the Effective Date.
(iii)    Executive shall be eligible to continue to participate in the Company’s Amended and Restated 2020 Incentive Award Plan (“Equity Plan”) and to receive an award with a total aggregate grant date fair value of $3,350,000 under the Equity Plan (the “New Equity Award”), which shall vest annually in three equal installments on each of the first three anniversaries of the grant date at the same time as such awards are granted by the Company to other similarly situated employees, and which shall be subject to the terms of the Equity Plan and an applicable award agreement (an “Award Agreement”). In the event of any conflict or ambiguity between this Agreement and the Equity Plan or the Award Agreement, the Equity Plan and such Award Agreement shall govern so long as the Award

Agreement properly incorporates the terms of this Agreement applicable to the New Equity Award and the vesting thereof. Notwithstanding the foregoing and for the avoidance of doubt, the New Equity Award and Executive’s currently outstanding equity awards under the Equity Plan (together with the New Equity Award, the “Equity Awards”) shall continue to vest in accordance with their terms through the later of the Advisory End Date or the end of Executive’s service on the Board (the “Vesting End Date”).
(iv) Executive shall continue to be eligible to participate in the Company’s Annual Incentive Program (“AIP”). With respect to fiscal year 2025, Executive shall be eligible to receive an award with a total aggregate grant date fair value of no less than $225,000 under the AIP; at the same time as such awards are granted by the Company to other similarly situated employees, subject to Executive’s continued service with the Board through such date (except as otherwise provided in the last sentence of Section 1(e)).
(v)    During the Transition Period, Executive shall continue to be eligible to participate in all employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.
(b)    Compensation in Connection with Separation Date.
(i)    Final Paycheck. On the Separation Date, the Company shall issue to Executive her final paycheck, reflecting Executive’s fully earned but unpaid base salary through the Separation Date at the rate then in effect together with all monies, bonuses, commissions, expense reimbursements, paid time off or vacation, or other compensation Executive earned or was due during Executive’s employment by the Company through the date of the final paycheck (except with respect to the Equity Awards, or as set forth in Section 2(a)(iv)). Subject to Section 2(b)(ii) and 2(c) below, and except with respect to the Equity Awards or as set forth in Section 2(a)(iv)), Executive acknowledges and agrees that with Executive’s final check, Executive will have received all monies, bonuses, commissions, expense reimbursements, paid time off or vacation, or other compensation Executive earned or was due during Executive’s employment by the Company through the date of the final paycheck.
(ii)    Expense Reimbursements. Notwithstanding Section 2(b)(i), the Company, within thirty (30) days after the Separation Date, will reimburse Executive for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s job duties prior to the Separation Date in accordance with the Company’s expense reimbursement policy in effect from time to time.
(iii)    Benefits. Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans in each case as an active employee of the Company, shall cease, as applicable, on the Separation Date or the last day of the calendar month in which the Separation Date occurs, except (A) in respect of the Equity Awards, (B) as otherwise provided in this Agreement (e.g., in respect of the AIP), (C) to the extent the applicable benefit plan is a retirement plan and Executive has earned a vested benefit thereunder, and (D) to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus

Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and any covered dependents, in accordance with the provisions of COBRA.
(c)    Continuing Entitlements. In consideration for Executive’s execution of the release of claims attached hereto as Exhibit A (the “Second Release”), on or within five (5) days after the Separation Date (the “Second Release Deadline”), Executive allowing the Second Release to become effective in accordance with its terms thereafter, without revocation, and further subject to Executive’s compliance with Section 4, including Section 4(b) regarding the return of Company property, Executive shall be entitled to receive the following:
(i)    if Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive on the first (1st) of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Separation Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source; and
(ii)    notwithstanding anything to the contrary in any Award Agreement or the Equity Plan, any portion of the Equity Awards that is unvested shall remain outstanding following the Separation Date and shall remain eligible to vest as described in Section 2(a)(iii) (except as otherwise provided in the last sentence of Section 1(e)), subject to Executive’s continued compliance with the Restrictive Covenants (as defined below). Except as modified herein, the Equity Awards will remain subject to the Equity Plan and applicable award agreements.
The payments and benefits set forth in this Section 2(c) shall be the exclusive severance benefits to which Executive is entitled, notwithstanding Section 4(a) of the Employment Agreement, unless Executive has breached the provisions of this Agreement, in which case Section 4(a) of this Agreement shall apply. Executive understands that Executive will not be entitled to the payments and benefits set forth in Section 2(c) if Executive does not execute the Second Release on or prior to the Second Release Deadline, if Executive revokes the Second Release after executing it as specified in the Second Release, or in the event Executive breaches the terms of this Agreement. Notwithstanding the foregoing, if Executive is unable to execute the Second Release prior to the Second Release Deadline because the representations and warranties set forth in Section 2 of the Second Release are inaccurate as of the Separation Date (e.g., because Executive suffers an on-the-job injury shortly before the Separation Date that remains unresolved as of the Separation Date), the Parties will work together in good faith to properly amend the Second Release or to extent the Second Release Deadline. In addition, if Executive executes the Second Release and does not revoke it, the Company hereby agrees that it will be bound by the terms of the Second Release as if it had executed such Second Release irrespective of whether the Company actually executes such Second Release.
3.General Release of Claims by Executive.
    (a)    In consideration of the payments and benefits in Section 2(a)(ii), 2(a)(iii), 2(a)(iv) and 2(c) above, Executive, on behalf of Executive and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and the executive benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Older Workers Benefits Protection Act; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the New York State Executive Law; the New York State Human Rights Law; the New York State Equal Rights Law; the New York State Labor Law; the New York Minimum Wage and Wage Payment Laws; the New York Whistleblower Law; the New York Legal Activities Law; the New York Worker Adjustment and Retraining Notification Act; the New York Civil Rights Law; the New York State Equal Pay Law; the New York Paid Family Leave Law; the New York City Human Rights Law; the New York City Administrative Code; and the New York City Paid Sick Leave Act.
    Notwithstanding the generality of the foregoing, Executive does not release the following:
        (i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
        (ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
        (iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
        (iv)    Claims for indemnity under the bylaws of the Company, as provided for by state law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an Executive of the Company (and the Company agrees and acknowledges that such insurance policies will cover Executive in the same manner and amount as any actively employed executive of the Company for a period of no less than six (6) years following the

Separation Date, and that otherwise Executive will be treated in the same manner as other executives of the Company regarding any indemnity claim);
            (v)    Claims based on any right Executive may have to enforce the Company’s obligations under this Agreement or any other obligations of the Company under a plan or agreement referenced in this Agreement which is intended to survive following the Separation Date;
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the New York Department of Labor or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release Executive’s right to secure any damages for any such alleged treatment;
(vii)    Executive’s right to communicate or cooperate with any government agency; and
        (viii)    Any other Claims that cannot be released as a matter of law.
    (b)    Executive acknowledges that this Agreement was presented to Executive on July 31, 2025, and that Executive shall have until August 21, 2025 to sign this Agreement, which represents a period of at least twenty-one (21) days’ time in which to consider it (the “Review Period”). Executive further acknowledges that the Company has advised Executive that Executive is waiving Executive’s rights under the ADEA, and that Executive has a right to and should consult with an attorney of Executive’s choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement before the Review Period has elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
    (c)     Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after Executive’s execution of it. Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing. Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Agreement must be made in writing and delivered to Jordan Frankel at jfrankel@shift4.com within the foregoing seven (7) day period.
(d)    Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after Executive’s execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.
(e)    In the event Executive does not sign this Agreement on or after the Separation Date but prior to the expiration of the Review Period or revokes this Agreement during the revocation period under Section 3(c), this Agreement will be null and shall expire without Executive having given notice of revocation.
4.Continuing Obligations.
        (a)    The Company and Executive hereby agree that the restrictions on Executive’s outside business activities set forth in Section 1(d) of the Employment Agreement, and all of Executive’s

obligations under Section 5 of the Employment Agreement, are hereby terminated effective as of the Transition Date, provided that the restrictive covenants (the “Restrictive Covenants”) contained in Section 2.7 of any Award Agreement documenting a grant of RSUs that remain outstanding and continue to vest shall continue to apply to the Executive through the Vesting End Date.
(b)    Return of the Company’s Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, other than the personal laptop computer issued to Executive belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following the Separation Date, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates; provided, however, that Executive may retain the laptop computer issued to Executive in the course of her employment.
5.Arbitration. In the event that any dispute shall arise among the Company and Executive as to any matter or thing covered hereby or as to the meaning of this Agreement, or to any state of facts which may arise, same shall be settled by the agreement of such parties, or if they are unable to agree, same shall be settled, upon written demand of any Party hereto, by arbitration in Manhattan, New York before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the rules of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator’s reasons for the award or decision, and the award or decision shall be final and binding upon the parties. The arbitrator may not amend or vary any provision of this Agreement. Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction. Refusal of any party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney’s fees and their share of the arbitration fee, if any, on a pro-rata basis. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company’s attorneys at a time selected by the arbitrator. If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each a “Defaulting Party”), as the case may be, the arbitrator shall have the right to award to the party or parties injured by such conduct an amount equal to the reasonable attorney’s fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceedings itself. If the Defaulting Party does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney’s fees and court costs incurred in such action. Nothing in this Section 5 is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation of any other party, or (ii) enforcement of rights hereunder after the entry of an arbitration award.
6.Miscellaneous.

(a)    Assignment; Assumption by Successor. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets or equity securities of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
(b)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
    (i)     If to the Company, to the Board at the Company’s headquarters, or as set forth in Section 3(c), or
    (ii)     If to Executive, to the last address that the Company has in its personnel records for Executive.
(c)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2 through 6 of this Agreement will survive the termination of Executive’s employment.
(d)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Transition Period, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(e)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania, and where applicable, the laws of the United States.
(f)     Entire Agreement; Modification. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Employment Agreement. [The Parties further intend that this Agreement and the Award Agreements referenced hereunder shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.]
(g)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered electronically, by facsimile or PDF shall be deemed effective for all purposes.
(h)    Withholding. The Company shall withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(i)    Section 409A.
(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive as soon as administratively feasible, but in no case any later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section

105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.
(vi)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (B) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 6(i)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 6(i)(vi)(B), on the first payroll period to occur in the subsequent taxable year, if later.
(j)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH EXECUTIVE’S LAWYER; BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH EXECUTIVE’S LAWYER CONCERNING THIS AGREEMENT.
(Signature Page Follows)

10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Shift4 Payments, Inc.

Date:	August 4, 2025	By:	/s/ David Taylor Lauber
		Name:	David Taylor Lauber
		Title:	CEO

Executive

Date:	August 4, 2025	/s/ Nancy Disman
Nancy Disman

[Signature Page to Transition and Release Agreement]

EXHIBIT A
GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (this “Release”), dated as of the Effective Date (as defined below), is made by and between Shift4 Payments, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Nancy Disman (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”).
WHEREAS, the Parties have entered into an Employment Transition and Release Agreement, dated as of August 4, 2025 (the “Transition Agreement”);
WHEREAS, the Company and Executive agree that Executive is entitled to certain payments and benefits under Section 2(c) of the Transition Agreement (the “Separation Benefits”), subject to Executive’s execution and non-revocation of this Release;
WHEREAS, the Company and Executive now desire to fully and finally resolve all matters between them; and
WHEREAS, capitalized terms used in this Release without definition shall have the meaning given to such terms in the Transition Agreement.
NOW, THEREFORE, in consideration of, and subject to, the Separation Benefits payable to Executive, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.General Release of Claims by Executive.
    (a)    In consideration of the Separation Benefits, Executive, on behalf of Executive and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973,

as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Older Workers Benefits Protection Act; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq; the New York State Executive Law; the New York State Human Rights Law; the New York State Equal Rights Law; the New York State Labor Law; the New York Minimum Wage and Wage Payment Laws; the New York Whistleblower Law; the New York Legal Activities Law; the New York Worker Adjustment and Retraining Notification Act; the New York Civil Rights Law; the New York State Equal Pay Law; the New York Paid Family Leave Law; the New York City Human Rights Law; the New York City Administrative Code; and the New York City Paid Sick Leave Act.
    Notwithstanding the generality of the foregoing, Executive does not release the following (the “Retained Claims”):
        (i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
        (ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
        (iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
        (iv)    Claims for indemnity under the bylaws of the Company, as provided for by state law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an employee of the Company (and the Company agrees and acknowledges that such insurance policies will cover Executive in the same manner and amount as any actively employed executive of the Company for a period of no less than six (6) years following the Separation Date) and that otherwise Executive will be treated in the same manner as other executives of the Company regarding any indemnity claim;
            (v)    Claims based on any right Executive may have to enforce the Company’s obligations under this Agreement or any other obligations of the Company under a plan or agreement referenced in this Agreement which is intended to survive following the Separation Date;
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release Executive’s right to secure any damages for any such alleged treatment;
(vii)    Executive’s right to communicate or cooperate with any government agency; and
        (viii)    Any other Claims that cannot be released as a matter of law.

(b)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
    “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
    BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
    (c)    Executive acknowledges that this Release was presented to Executive on July 31, 2025, and that Executive shall have until the date that is five (5) days after the Separation Date to sign this Release, which represents a period of at least twenty-one (21) days’ time in which to consider it (the “Review Period”). Executive further acknowledges that Executive may not execute this Release prior to the Separation Date. Executive further acknowledges that the Company has advised Executive that Executive is waiving Executive’s rights under the ADEA, and that Executive has a right to and should consult with an attorney of Executive’s choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before the Review Period has elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
    (d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after Executive’s execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to Jordan Frankel at jfrankel@shift4.com within the foregoing seven (7) day period.
(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after Executive’s execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.
(f)    In the event Executive does not sign this Release on or after the Separation Date but prior to the expiration of the Review Period or revokes this Release during the revocation period under Section 1(c), this Release will be null and void.
2.Additional Representations and Warranties By Executive. Executive represents and warrants that: (a) Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release; (b) except solely to the extent related to any Retained Claim and subject to Section 4(b), Executive will not in the future, file, participate in, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to Executive’s execution of this Release; (c) Executive has not been subject to any retaliation or any other form of adverse action by the Company Releasees for Executive’s exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law; (d) the Company Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and Executive has not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and (e) Executive has no known workplace injuries or occupational diseases, has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage-earning capacity during Executive’s employment, and has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, Executive’s employment or separation from employment.
3.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Release, Executive has had the opportunity to discuss the terms of this Release with legal counsel of Executive’s choosing. Executive further represents and agrees that Executive is entering into this Release knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Release, other than what is promised in this Release. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for Executive’s agreement.
4.Confirmation of Continuing Obligations. Executive hereby expressly reaffirms Executive’s obligations under Section 4 of the Transition Agreement, and specifically agrees and acknowledges that Executive has complied with Section 4(b) of the Transition Agreement. The Company agrees and acknowledges that it has no knowledge that Executive is not in compliance with the requirements of Section 4(b) of the Transition Agreement except to the extent previously communicated to Executive.
5.Arbitration. To aid in the rapid and economical resolution of any disputes that may arise from this Release and the terms of it, Executive and the Company agree that any and all disputes, claims or demands in any way arising out of or relating to the terms of this Release, Company equity held by Executive, or the termination of Executive’s employment or service relationship with the Company shall be resolved in accordance with Section 5 of the Transition Agreement.
6.Miscellaneous.
(a)    Notices. All notices or other communications required or permitted to be given under this Release shall be given in accordance with Section 6(b) of the Transition Agreement.
(b)    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
(d)    Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the United States of America and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 5 of the Transition Agreement, any suit brought hereon shall be brought in the state or federal courts sitting in New York County, New York, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.
(e)    Entire Agreement; Modification. This Release, and the Transition Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(f)    Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Release. Signatures delivered electronically, by facsimile or PDF shall be deemed effective for all purposes.
(g)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(h)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH EXECUTIVE’S LAWYER; BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH EXECUTIVE’S LAWYER CONCERNING THIS RELEASE.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

Shift4 Payments, Inc.

Date:	August 4, 2025	By:	/s/ Jordan Frankel
		Name:	Jordan Frankel
		Title:	General Counsel

Executive

Date:	August 4, 2025	/s/ Nancy Disman
Nancy Disman

[Signature Page to Release Agreement]